 Exhibit 99-1

Astec Industries, Inc.

News Release
  1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES ANNOUNCES DIVESTITURE OF UNDERGROUND GROUP BUSINESSES AND A SPECIAL ONE-TIME DIVIDEND

CHATTANOOGA, Tenn. (November 1, 2012) - Astec Industries, Inc. (Nasdaq:  ASTE) today announced that on October 31, 2012, the Company entered into agreements to sell its American Augers, Inc. subsidiary as well as certain assets related to the Trencor large trencher product line of Astec Underground, Inc. to The Charles Machine Works, Inc. of Perry, Oklahoma for approximately $55 million in cash, subject to closing adjustments.  The Company expects the sale to close before the end of the year.  Not included in the sale are the American Augers vertical oil and gas drilling rig product line and the four-track surface miner product line manufactured at Astec Underground.  The vertical oil and gas drill rig product line will be relocated to GEFCO, Inc., a subsidiary of Astec Industries, Inc. located in Enid, Oklahoma.  The Company will continue to manufacture and expand the surface miner product line at its Astec Underground facility where it will also continue to manufacture its newly developed line of high pressure pump trailers used for fracking and well servicing.  The total revenues of the sold business unit and product line were $42 million for the nine months ended September 30, 2012.

Commenting on the sale, Dr. Brock remarked, “We acquired the Trencor operation in 1988 and American Augers in 1999.  These businesses have been very cyclical through the years.  Our strategy has been to buy and grow companies; however, we sold our utility trencher and drill line to Toro earlier this year, and the opportunity became available to sell American Augers and the Trencor line of large trenchers at Astec Underground.  We will continue to manufacture the vertical oil drilling rigs and related equipment by moving that product line to GEFCO.  At Astec Underground in Loudon, Tennessee, we plan to continue to grow our pump trailer business and develop more equipment related to the fracking industry, as well as expand our surface miner product line.  These products are a part of our strategy to grow in the energy and mining industries.”

The Company also announced that today the Board of Directors declared a special one-time dividend of $1.00 per share to be paid on December 12, 2012 to shareholders of record as of November 20, 2012.  Commenting on the declaration of the dividend, Dr. Brock said, “We have maintained a strong balance sheet for several years but have not found the right acquisitions in which to invest our excess cash.  While acquisitions are still a high priority for us, the Board of Directors decided to declare a special one-time dividend as a tangible return of value to our shareholders while the tax rates are still advantageous.”

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four primary business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  Additionally, Astec’s Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including, without limitation, statements about the Company’s pending acquisitions, the Company’s manufacturing, growth and acquisition strategies.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, general business conditions in the industry, demand for the Company’s products and the Company’s production capacity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2011.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com